Exhibit 99.1

Intermec, Inc. 6001 36th Avenue West Everett, WA 98203-1264 www.intermec.com

FOR IMMEDIATE RELEASE

Contact:

Kevin P. McCarty

Director of Investor Relations

Intermec, Inc.

425-265-2472

kevin.mccarty@intermec.com

INTERMEC BOARD ELECTS PATRICK J. BYRNE AS PRESIDENT AND CEO

EVERETT, Wash. – July 19, 2007 – Today Intermec, Inc.’s (NYSE: IN) Board of Directors elected Patrick J. Byrne as President and Chief Executive Officer succeeding Larry D. Brady, who is retiring as previously announced.  Mr. Byrne was also elected to the Company’s Board of Directors. Mr. Byrne, 46, is a 24-year veteran of Hewlett Packard and Agilent Technologies where he held increasingly responsible positions in Research, Engineering, Marketing and General Management.  He was most recently Senior Vice President of Agilent Technologies, Inc. and President of Agilent’s Electronic Measurement Group, and prior to that he was Vice President and General Manager of Agilent’s Wireless Business Unit.

Mr. Byrne received his B.S. Degree in Electrical Engineering from University of California, Berkeley, and his Master of Science Degree in Electrical Engineering from Stanford University.  He currently serves on the Board of Samuel Ginn College of Engineering at Auburn University.

“I am excited to be joining Intermec at this time,” said Patrick J. Byrne, President and CEO.  “There are many opportunities for accelerating profit and growth based on the Company’s powerful technology portfolio and outstanding team.”

The Intermec Board also elected Allen J. Lauer as Non-Executive Chairman of the Board. Mr. Lauer has been a Director of Intermec since 2004.

“Patrick brings extensive experience in managing technology based businesses and developing global markets”, said Mr. Lauer.  “His background and knowledge is a perfect fit for Intermec.”

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About Intermec, Inc.

Intermec, Inc. (NYSE:IN) develops, manufactures and integrates technologies that identify, track and manage supply chain assets. Core technologies include RFID, mobile computing and data collection systems, bar code printers and label media. The Company’s products and services are used by customers in many industries worldwide to improve the productivity, quality and responsiveness of business operations. For more information about Intermec, visit www.intermec.com or call 800-347-2636.

Contact Intermec Investor Relations Director Kevin McCarty at kevin.mccarty@intermec.com, 425-265-2472.

(Forward-looking Statements)

Statements made in this release and related statements that express Intermec’s or our management’s intentions, hopes, indications, beliefs, expectations, forecasts or predictions of the future constitute forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, and relate to matters that are not historical facts. These statements represent beliefs and expectations only as of the date they were made. We may elect to update forward-looking statements but we expressly disclaim any obligation to do so, even if our beliefs and expectations change. Such forward-looking statements involve and are subject to certain risks and uncertainties. These include, but are not limited to, risks and uncertainties described more fully in  our reports filed or to be filed with the Securities and Exchange Commission including, but not limited to, our annual reports on Form 10-K and quarterly reports on Form 10-Q.